Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Intercept Pharmaceuticals, Inc. (a development stage company) on Form S-8 (No. 333-xxxxxx) to be filed on or about April 22, 2013, of our report dated August 31, 2012, except for the third paragraph of Note 1 as to which the date is September 26, 2012, on our audit of the consolidated statements of operations and comprehensive loss, changes in stockholders' equity and cash flows for the period from September 4, 2002 (Inception) through December 31, 2007, not separately presented, which report was included in the Annual Report on Form 10-K filed on April 1, 2013.

/s/ EisnerAmper LLP

New York, New York
April 22, 2013